Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

                 We consent to the incorporation by reference in this registration statement on Form S-8 of Elbit Systems Ltd. of our report dated March 5, 2006, with respect to the consolidated balance sheets of Elisra Electronic Systems Ltd. and subsidiaries as of December 31, 2005 and 2004, and the related consolidated statements of operations, changes in shareholder's equity and cash flows for each of the years in the three-year period ended December 31, 2005, which report appears in the December 31, 2005 annual report on Form 20-F/A of Elbit Systems Ltd.

/s/ Somekh Chaikin
Somekh Chaikin
Certified Public Accountants (Isr.)
Tel-Aviv, Israel

December 20, 2006